February 8, 2016

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Rightscorp, Inc.

Commission File No. 000-55097

We have read the statements of Rightscorp, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated February 3, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Haynie & Company
Haynie & Company